SHP ETF TRUST 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the NEOS S&P 500® High Income ETF, NEOS Enhanced Income Aggregate Bond ETF, NEOS Enhanced Income Cash Alternative ETF, a series of shares of beneficial interest in SHP ETF Trust, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

August 22, 2022